Exhibit 99.1

IMMEDIATE

Dana Incorporated Announces

Preliminary 2016 Financial Results, Provides Guidance for 2017

MAUMEE, Ohio, Jan. 10, 2017 – Dana Incorporated (NYSE: DAN) today announced preliminary financial results for 2016 and guidance for 2017. Preliminary results for 2016 are in line with the company’s previous guidance, and the 2017 forecast reflects increased sales and adjusted EBITDA.

Preliminary 2016 Financial Results Announced1

•	Sales of $5.8 billion;

•	Adjusted EBITDA of $660 million, 11.3 percent of sales

Preliminary sales for the year approximated $5.8 billion, about 4 percent lower than 2015, primarily due to foreign-currency translation that reduced sales by approximately $170 million. Sales from new business wins and strong North American vehicular markets partially offset weaker demand in the global off-highway and Brazilian markets.

Preliminary adjusted EBITDA for 2016 was approximately $660 million, or 11.3 percent of sales, a 50 basis-point improvement over 2015. Adjusted EBITDA benefited by $15 million from marketable securities gains and recoveries in a subsidiary of which $8 million was recognized in the fourth quarter. This subsidiary was divested at the end of the fourth quarter of 2016.

Company Updates Sales Backlog

Dana’s 2017-2019 sales backlog as of Dec. 31, 2016, remains strong at $750 million. The current backlog benefited from increased new business, primarily in the Light Vehicle Driveline segment, overcoming the effects of foreign currency and lower commercial-vehicle and off-highway market demand.

Company Issues 2017 Guidance1

End-market demand for light trucks is expected to improve slightly in 2017. In the medium/heavy-truck sector, lower North American Class 8 truck production will be mostly countered by higher demand in other regions. Off-highway market demand levels are anticipated to be relatively comparable or modestly higher compared with 2016. Increased sales from new business backlog are expected to add approximately $175 million to sales. Currency is expected to be a headwind of about $150 million.

Adjusted EBITDA margin in 2017 is expected to improve by approximately 10 basis points. This is driven by higher sales levels and improved cost performance, which more than offsets the impact of currency and the benefit from gains in 2016 of a divested subsidiary.

Capital spending is expected to remain at an elevated level due to continued investment supporting the strong new business backlog.

In the fourth quarter of 2016 the company announced a definitive agreement to purchase the power-transmission and fluid power businesses of Brevini Group, S.p.A. This transaction is expected to close in the first quarter of 2017, adding approximately $350 million to 2017 sales and $35 million to Adjusted EBITDA.

Dana’s financial guidance for 2017 is presented below both, excluding and including the Brevini acquisition:

•	Sales of $5.8 to $6.0 billion, or $6.2 to $6.4 billion, including the acquisition;

•	Adjusted EBITDA of $660 to $690 million, or $695 to $725 million, including the acquisition;

•	Adjusted EBITDA as a percent of sales of 11.3 to 11.5 percent;

•	Diluted adjusted EPS[2] of $1.75 to $1.85, or $1.85 to $1.95, including the acquisition;

•	Capital spending of $340 to $360 million, or $350 to $370 million, including the acquisition;

•	Free cash flow of $50 to $70 million, or $60 to $80 million, including the acquisition.

[1]	Net income and diluted EPS guidance is not provided, as discussed below in Non-GAAP Financial Information.
[2]	As disclosed previously, it is reasonably possible that the company may release its valuation allowance against certain U.S. deferred tax assets. In the event of this occurrence, the 2017 diluted adjusted EPS targets would be approximately $0.20 lower than presented above.

“This past year was a very positive evolution for Dana as we executed our plan and exceeded our commitments. We successfully launched multiple customer programs and, once again this year, improved our profitability through cost performance and new business growth.” said Mr. James Kamsickas, Dana president and chief executive officer. “In addition to investments that support our growing business, we have selectively taken action to grow inorganically by acquiring three businesses that align with our strategy.

“We now look forward to 2017, as we expect to close and integrate the Brevini acquisition, which will add new growth opportunities in our Off-Highway business. We will also have another year of important new program launches in our Light Vehicle driveline segment.”

Dana to Present at 2017 Deutsche Bank Global Auto Industry Conference Today

President and Chief Executive Officer James Kamsickas and Executive Vice President and Chief Financial Officer Jonathan Collins will provide a brief overview of the company and answer questions for approximately 40 minutes, beginning at 3:55 p.m. EST.

Information on accessing the webcast will be posted to Dana’s Investor website, www.dana.com/investors, prior to the event.

Non-GAAP Financial Information

This release refers to adjusted EBITDA, a non-GAAP financial measure which we have defined as net income before interest, taxes, depreciation, amortization, equity grant expense, restructuring expense and other adjustments not related to our core operations (gain/loss on debt extinguishment, pension settlements, divestitures, impairment, etc.). Adjusted EBITDA is a measure of our ability to maintain and continue to invest in our operations and provide shareholder returns. We use adjusted EBITDA in assessing the effectiveness of our business strategies, evaluating and pricing potential acquisitions and as a factor in making incentive compensation decisions. In addition to its use by management, we also believe adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate financial performance of our company relative to other Tier 1 automotive suppliers. Adjusted EBITDA should not be considered a substitute for income before income taxes, net income or other results reported in accordance with GAAP. Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Diluted adjusted EPS is a non-GAAP financial measure, which we have defined as adjusted net income divided by adjusted diluted shares. We define adjusted net income as net income (loss) attributable to the parent company, excluding any nonrecurring income tax items, restructuring and impairment expense, amortization expense, and other adjustments not related to our core operations (as used in adjusted EBITDA), net of any associated income tax effects. We define adjusted diluted shares as diluted shares as determined in accordance with GAAP based on adjusted net income. This measure is considered useful for purposes of providing investors, analysts, and other interested parties with an indicator of ongoing financial performance that provides enhanced comparability to EPS reported by other companies. Diluted adjusted EPS is neither intended to represent nor be an alternative measure to diluted EPS reported under GAAP.

Free cash flow is a non-GAAP financial measure, which we have defined as cash provided by (used in) operating activities, less purchases of property, plant, and equipment. We believe this measure is useful to investors in evaluating the operational cash flow of the company inclusive of the spending required to maintain the operations. Free cash flow is neither intended to represent nor be an alternative to the measure of net cash provided by (used in) operating activities reported under GAAP. Free cash flow may not be comparable to similarly titled measures reported by other companies.

We have not provided reconciliations of preliminary and projected adjusted EBITDA and diluted adjusted EPS to the most comparable GAAP measures of net income and diluted EPS. Providing net income and diluted EPS guidance is potentially misleading and not practical given the difficulty of projecting event driven transactional and other non-core operating items that are included in net income and diluted EPS, including restructuring actions, asset impairments and income tax valuation adjustments. Reconciliations of these non-GAAP measures with the most comparable GAAP measures for historical periods are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance. Please reference the “Non-GAAP financial information” accompanying our quarterly earnings conference call presentations on our website at www.dana.com/investors for our GAAP results and the reconciliations of these measures, where used, to the comparable GAAP measures.

Forward-Looking Statements

Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs approximately 23,000 people in 25 countries on six continents. In 2015, Dana generated sales of $6.06 billion. For more information, please visit dana.com.

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Media Contact:	Jeff Cole
+1-419-887-3535
jeff.cole@dana.com

Investor Contact:	Craig Barber
+1-419-887-5166
craig.barber@dana.com